STOCK PURCHASE AGREEMENT


                                      AMONG


                                   JPE, INC.,


                               DAYTON PARTS, INC.


                                       AND


                               THE STOCKHOLDERS OF
                         BRAKE, AXLE AND TANDEM COMPANY



                                      Dated

                                 April 16, 1997

                            STOCK PURCHASE AGREEMENT

Agreement entered into on April 16, 1997, by and among JPE, Inc., a Michigan corporation ("JPE"), Dayton Parts, Inc., a Michigan corporation ("Buyer"), and George Boyd, John Martin Boyd, Nolan Boyd, Nathan Boyd and R. D. Garner (collectively the "Sellers"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

The Sellers in the aggregate own all of the outstanding capital stock of Brake, Axle and Tandem Company, a Texas corporation (the "Company").

This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Company in return for cash and contingent payments.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.   DEFINITIONS.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated  Group" means any  affiliated  group within the meaning of Code
     Section 1504.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in Section 2.4 below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the preface above.

     "Company Share" means any share of the Non-Voting Common Stock, par value $0.10 per share, and the Voting Preferred Stock, par value $12.00 per share, of the Company and the rights thereto.

     "Confidential Information" means any information concerning the business and affairs of the Company and its Subsidiary that is not already generally available to the public.

     "Controlled  Group  of  Corporations"  has the  meaning  set  forth in Code
     Section 1563.

     "Disbursing Agent" has the meaning set forth in Section 2.2 below.

     "Disclosure Schedule" has the meaning set forth in Section 4 below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
     (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Financial Statement" has the meaning set forth in Section 4.7 below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Indemnified Party" has the meaning set forth in Section 7.4 below.

     "Indemnifying Party" has the meaning set forth in Section 7.4 below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

     "Knowledge"  means  actual  knowledge  after  reasonable   inquiry  of  Les
     Ballentine, Fred Curtis, Graem Monilaws and Don Petty.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 4.7 below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 4.7 below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 4.7 below.

     "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "Purchase Price" has the meaning set forth in Section 2.2 below.

     "Reportable Event" has the meaning set forth in ERISA Section 4043.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium,  windfall  profits,  environmental  (including  taxes  under  Code
     Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added. alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 7.4 below.

2.   PURCHASE AND SALE OF COMPANY SHARES.

     2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of his or its Company Shares for the consideration specified below in this Section 2.

     2.2 Purchase Price. The purchase price (the "Purchase Price") will consist of and JPE shall cause Buyer to pay to Mike Kirkpatrick, as disbursing agent for the Sellers ("Disbursing Agent"), as follows:

          (a)  Cash Payment. At the Closing, cash in the amount of $2,250,000.

          (b) Covenant Note to Compete. Payment of $250,000 in cash at closing to George Boyd for a covenant not to compete in the form of
               Exhibit 2.2(b).

          (c) Severance Agreements. Assumption of (i) severance obligations, but not the one-time incentive bonus, contained in agreements with James Butler, Fred Curtis, Graem Monilaws and Don Petty, attached hereto as Exhibit 2.2(c)(i), (ii) severance obligations with other employees as generally described in Exhibit 2.2(c)(ii), provided that such employees do not voluntarily leave the employ of the Company prior to their specified termination date, and (iii) the severance agreement dated December 20, 1996 with Nathan Boyd including the reimbursement to Sellers of the amount, if any, paid to Nathan Boyd prior to Closing; provided that the total obligation created by Nathan Boyd's severance agreement does not exceed $100,000 in the aggregate, and that the remaining payments continue to be made in equal amounts on a monthly basis.

          (d)  Contingent  Payments.  Subject  to the  adjustments  provided  in
               Section 2.3, contingent payments (the "Contingent Payments") based on annual sales (net of cash discounts and returns but before rebates and freight) of the product line categories as described in Exhibit 2.2(d)(1) in excess of the target sales ("Target Sales"), as set forth below, by Buyer or its affiliates, including, but not limited to, the Company.

               The Contingent Payments to Sellers shall be made for the first to occur of sales through June 30, 2002 or Contingent Payments in the aggregate of $4 million. The Contingent Payments shall be made on August 15 of each year at the following rates and for the five (5) consecutive twelve month periods starting with the twelve-month period July 1, 1997 through June 30, 1998, as follows:

                Period July 1         Target Sales              Percentage
               through June 30       ($ in millions)       Rate on Excess Sales
               ---------------       ---------------       --------------------
                   Year 1                 30.6                      7%
                   Year 2                 30.978                   10
                   Year 3                 31.367                    8
                   Year 4                 31.768                    7
                   Year 5                 32.181                    6

               An example of the Contingent Payment  calculation is set forth on
               Exhibit 2.2(d)(3). Such example is provided as a forecast only, and Buyer does not represent or guarantee that the sales numbers reflected on Exhibit 2.2(d)(3) can or will be achieved and shall have no liability to Sellers for such forecast.

               On  a  quarterly  basis,   concurrent  with  JPE,  Inc.'s  public
               reporting requirements, Buyer shall furnish a designated Seller a report of sales of the Company's products for such quarter.

               No more than once per year, Sellers may audit Buyer's records supporting the sales for the Contingent Payments. Such audit shall be performed during Buyer's normal business hours and upon reasonable notice to Buyer. Sellers' audit shall be conducted at Sellers' sole cost and expense; provided, however, in the event such audit results in a variance in the sales number of greater than ten percent (10%), Buyer shall be responsible for the reasonable expenses of Sellers' audit.

          (e)  Other. Such other payments as may be set forth in Exhibit 2.2(e).

     2.3 Adjustments to the Purchase Price. Subject to the adjustments provided in this Section, the Purchase Price, based upon the December 28, 1996 audited balance sheet attached as Exhibit 2.3 as adjusted for the consolidation of the Tufco assets (the "Balance Sheet"), the Contingent Payment portion of the Purchase Price will be adjusted as follows:

          (a) Adjustment. Post closing, Buyer shall cause a balance sheet of the Company as of the April 15, 1997 (the "Closing
               Date Balance Sheet") to be prepared based upon the taking of a physical inventory of the Company and its Subsidiary, starting prior to Closing and completed promptly following Closing. Buyer may, if it chooses, at its sole expense, have its auditors observe the taking of the physical inventory, and, at its sole discretion and expense, have the Closing Date Balance Sheet reviewed by its auditors ("Buyer's Accountants"). The Company's accounting department shall prepare the Closing Date Balance Sheet in accordance with United States Generally Accepted Accounting Principles ("GAAP") consistently applied, utilizing the same accounting principles and past practices used by the Company in preparing the Financial Statements, as adjusted for the consolidation of the Tufco assets and liabilities, and, following review by Buyer's Accountants, Buyer shall deliver final copies thereof to Sellers within ninety (90) days following the Closing. Sellers agree to cooperate with Buyer in connection with their preparation of the Closing Date Balance Sheet as is customary and appropriate in the preparation of a balance sheet. Sellers shall have thirty (30) days following their receipt of the Closing Date Balance Sheet in which to object thereto. Any objection shall be accompanied by a letter from Sellers' Accountants specifying in reasonable detail the basis for Sellers' objections and attesting to the fact that such objection is reasonable. If Sellers and Buyer are unable to agree to a resolution of the differences within thirty (30) days after such objection, the Closing Date Balance Sheet will be submitted to a neutral arbitrator (the "Arbitrator"), who shall be a partner of a "Big Six" accounting firm with an office in Dallas, Texas, for a final and binding arbitration. The Arbitrator's fees and expenses shall be allocated by the Arbitrator between Sellers and Buyer in the Arbitrator's sole discretion.

          (b) Final Purchase Price. The "Final Purchase Price" shall be the Purchase Price adjusted, upwards or downwards, by the difference between the net of the Assets less the liabilities reflected in the Closing Date Balance Sheet (as finally agreed upon by Seller and Buyer or as determined by the Arbitrator) and the comparable numbers shown on the Balance Sheet.

          (c) Payments. The Contingent Payment amount otherwise owed by Buyer to Sellers shall be reduced, starting with the payment due on August 15, 1998 and continuing each year thereafter until such reductions as required by Section 2.3(b) above are paid in full. Buyer shall pay to the Disbursing Agent any increase in the Purchase Price as calculated pursuant to Section 2.3(b) above, in full, in U.S. funds on August 15, 1998.

     2.4 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Munsch, Hardt, Kopf, Harr & Dinan, P.C. in Dallas, Texas, commencing at 9:00 a.m. local time upon the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than April 16, 1997.

     2.5 Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his or its Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Disbursing Agent the consideration specified in Section 2.2 above.

3.   REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

     3.1 Representations and Warranties of the Sellers. Each of the Sellers represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement through this Section 3.1) with respect to himself only, except as set forth in the Disclosure Schedule (as defined below) attached hereto.

          (a) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (b) Brokers' Fees. Except for the fees of Pate, Winters & Stone, Inc., the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (c) Company Shares. The Seller holds of record and owns beneficially or the rights to acquire the number of Company Shares set forth next to his or its name in Section 4.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

     3.2 Representations and Warranties of the Buyer and JPE. The Buyer and JPE represent and warrant to the Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

          (a)  Organization of the Buyer and JPE. Each of the Buyer and JPE is a
               corporation  duly  organized,   validly  existing,  and  in  good
               standing under the laws of the State of Michigan.

          (b) Authorization of Transaction. Each of the Buyer and JPE has full power and authority (including full corporate power and authority and authorizing resolutions of its Board of Directors) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer and JPE, enforceable in accordance with its terms and conditions. Neither the Buyer nor JPE need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or JPE is subject or any provision of its charter or bylaws or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement, to which either the Buyer or JPE is a party or by which it is bound or to which any of its assets is subject.

          (d) Brokers' Fees. Neither the Buyer nor JPE has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

          (e) Investment. Buyer (i) understands that the Company Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering; (ii) is acquiring the Company Shares solely for its own account for investment purposes, and not with a view to the distribution thereof; (iii) is a sophisticated investor with knowledge and experience in business and financial matters; (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Company Shares; and (v) is an Accredited Investor.

          (f) Financing. Buyer has adequate cash resources or commitments for financing to perform its obligations under this Agreement.

          (g) Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations against either Buyer or JPE pending or, to either Buyer's or JPE's knowledge, threatened, which (i) if determined adversely to either Buyer or JPE, could be expected to result in a material adverse effect on the financial condition or results of operations of Buyer and JPE taken as a whole, or (ii) seek to prevent the consummation of the transaction.

4. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND BRAKE, AXLE AND TANDEM COMPANY CANADA INC. ("SUBSIDIARY"). The Sellers represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Sellers to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     4.1 Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiary taken as a whole. Each of the Company and its Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.
          Section 4.1 of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiary. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Company and its Subsidiary (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and its Subsidiary are correct and complete.
          Neither of the Company nor its Subsidiary is in default under or in violation of any provision of its charter or bylaws.

     4.2 Capitalization. The entire authorized capital stock of the Company consists of 500,000 shares of Non-Voting Common Stock, of which 88,000 shares are issued and outstanding and 12,000 shares are held in treasury and 500,000 shares of Voting Preferred Stock, of which one
          (1) share is issued and outstanding, 93,999 rights to acquire shares and 6,000 rights to acquire shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4.2 of the Disclosure Schedule. Except as described above, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

     4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or its Subsidiary is subject or any provision of the charter or bylaws of the Company or its Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiary taken as a whole. Neither the Company nor its Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement except where the failure to give notice, to file, or to obtain any authorization, consent or approval would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company and its Subsidiary taken as a whole.

     4.4 Brokers' Fees. Except as provided in Section 3.1(b), neither the Company nor its Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     4.5  Title  to  Assets.  The  Company  and its  Subsidiary  have  good  and indefeasible title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises other than personal property owned by employees or officers, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     4.6 Subsidiary. Section 4.6 of the Disclosure Schedule sets forth for the Subsidiary (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of the Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially all of the outstanding shares of the Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any capital stock of the Subsidiary or that could require the Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Subsidiary. Neither the Company nor its Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

     4.7 Financial Statements. Attached hereto as Exhibit 4.7 are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995, and December 28, 1996 (the "Most Recent Fiscal Year End") for the Company and its Subsidiary; and
          (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended March 29, 1997 (the "Most Recent Fiscal Month End") for the Company and its Subsidiary. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company and its Subsidiary as of such dates and the results of operations of the Company and its Subsidiary for such periods, are correct and complete, and are consistent with the books and records of the Company and its Subsidiary (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

     4.8 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company and its Subsidiary taken as a whole. Without limiting the generality of the foregoing, since that date:

          (a) neither the Company nor its Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (b) neither the Company nor its Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

          (c) no party (including the Company and its Subsidiary) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which the Company or its Subsidiary is a party or by which any of them is bound, except in the Ordinary Course of Business;

          (d) neither the Company nor its Subsidiary has imposed any Security Interest upon any of its assets, tangible or intangible;

          (e) neither the Company nor its Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

          (f) neither the Company nor its Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

          (g) neither the Company nor its Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $2,000 singly or $25,000 in the aggregate;

          (h) neither the Company nor its Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities beyond sixty (60) days from the date of the invoices;

          (i) neither the Company nor its Subsidiary has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $2,500 or outside the Ordinary Course of Business;

          (j)  neither the Company nor its Subsidiary has granted any license or
               sublicense   of  any  rights   under  or  with   respect  to  any
               Intellectual Property;

          (k) there has been no change made or authorized in the charter or bylaws of either the Company or its Subsidiary;

          (l) neither the Company nor its Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (m) neither the Company nor its Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (n)  neither  the  Company  nor its  Subsidiary  has  experienced  any
               damage,   destruction,   or  loss  (whether  or  not  covered  by
               insurance) to any of its material property;

          (o) neither the Company nor its Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, employees and shareholders;

          (p) neither the Company nor its Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (q) neither the Company nor its Subsidiary has granted any increase in the base compensation of any of its directors, officers, and employees;

          (r) except as contemplated by Section 5.5, neither the Company nor its Subsidiary has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (s) neither the Company nor its Subsidiary has made any other change in employment terms for any of its directors, officers, and employees;

          (t) neither the Company nor its Subsidiary has made or pledged to make any charitable or other capital contribution;

          (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either the Company or its Subsidiary; and

          (v) neither the Company nor its Subsidiary has committed to any of the foregoing.

     4.9 Undisclosed Liabilities. Neither the Company nor its Subsidiary has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for
          (i) Liabilities set forth on the face of the Most Recent Balance Sheet (or in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation or law), (iii) Liabilities disclosed in the Disclosure Schedule or (iv) Liabilities under contracts, purchase orders and other agreements or arrangements of the type required to be disclosed on a schedule hereto but because of the dollar amount or other qualification are not required to be listed.

     4.10 Legal Compliance. Each of the Company and its Subsidiary has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply.

     4.11 Tax Matters.

          (a) Each of the Company and its Subsidiary has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing. All such Tax Returns were correct and complete in all respects. All other Taxes owed by the Company and its Subsidiary have been paid. Neither the Company nor its Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company or its Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Each of the Company and its Subsidiary has withheld and paid all Taxes required to have been withheld and paid, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no dispute or claim concerning any Tax Liability of the Company or its Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers and the directors and officers of the Company and its Subsidiary has Knowledge based upon personal contact with any agent of such authority. Section 4.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and its Subsidiary for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiary since December 31, 1993.

          (d) Neither the Company nor its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) Neither the Company nor its Subsidiary has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor its Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Each of the Company and its Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor its Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor its Subsidiary (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) The unpaid Taxes of the Company and its Subsidiary (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (or in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary in filing their Tax Returns.

     4.12 Real Property.

          (a)  The Company and its Subsidiary own no real property.

          (b) Section 4.12(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to either the Company or its Subsidiary. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.12(b) of the Disclosure Scheduled (as amended to date). With respect to each lease and sublease listed in
               Section 4.12(b) of the Disclosure Schedule:

               (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

               (ii) the lease or  sublease  will  continue  to be legal,  valid, binding,  enforceable,  and in  full  force  and  effect  on identical terms following the consummation of the transactions contemplated hereby;

              (iii) the Company is not,  and to the  knowledge  of  Sellers,  no other party to the lease or sublease has been in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) the Company is not,  and to the  knowledge  of  Sellers,  no other party to the lease or sublease has repudiated any provision thereof;

               (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

               (vi) with  respect  to each  sublease,  the  representations  and warranties set forth in subsections (i) through (v) above true and correct with respect to the underlying lease;

              (vii )neither  the  Company  nor  its   Subsidiary  has  assigned,
                    transferred,   conveyed,  mortgaged,  deeded  in  trust,  or
                    encumbered any interest in the leasehold or subleasehold;

             (viii) all  facilities  leased  or  subleased   thereunder  have
                    received all approvals of governmental authorities (including licenses and permits) required in connection with the Company's operation thereof and, to the knowledge of Sellers, have been operated and maintained in accordance with applicable laws, rules, and regulations; and

               (ix) all facilities  leased or subleased  thereunder are supplied
                    with  utilities  and  other   services   necessary  for  the
                    operation of said facilities.

     4.13 Intellectual Property.

          (a) The Company and its Subsidiary own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Company and its Subsidiary as presently conducted. Each item of Intellectual Property owned or used by either the Company or its Subsidiary immediately prior to the Closing hereunder will be owned or available for use by the Company or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Company and its Subsidiary has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

          (b) Neither the Company nor its Subsidiary has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiary has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that either the Company or its Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiary, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of either the Company or its Subsidiary.

          (c) Section 4.13(c) of the Disclosure Schedule identifies each registered trademark, trade name or unregistered trademark used by either the Company or its Subsidiary in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4.13(c) of the Disclosure Schedule:

               (i) the Company and its Subsidiary possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

               (ii) the  item  is not  subject  to any  outstanding  injunction, judgment, order, decree, ruling, or charge;

              (iii) no  action,  suit,   proceeding,   hearing,   investigation,
                    charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiary, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (iv) neither the Company  nor its  Subsidiary  has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (d) Section 4.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that either the Company or its Subsidiary uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.13(d) of the Disclosure Schedule:

               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii) the  license,   sublicense  agreement,  or  permission  will
                    continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the Closing;

              (iii) the Company is not,  and to the  knowledge  of  Sellers,  no other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (iv) the Company is not,  and to the  knowledge  of  Sellers,  no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

               (v) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (vi) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the Sellers and the directors and officers of the Company and its Subsidiary, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

              (vii) neither  the  Company  nor its  Subsidiary  has  granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     4.14 Tangible Assets. The Company and its Subsidiary own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     4.15 Inventory. The inventory of the Company and its Subsidiary consists of raw materials, packaging materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the fact of the Most Recent Balance Sheet (or in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary.

     4.16 Contracts. Section 4.16 of the Disclosure Schedule lists the following contracts and other agreements to which either the Company or its Subsidiary is a party:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to either the Company or its Subsidiary as they currently operate, or involve consideration in excess of $5,000;

          (c)  any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible having a purchase price in excess of $5,000;

          (e)  any agreement concerning noncompetition;

          (f) any agreement with any of the Sellers and their Affiliates (other than the Company and its Subsidiary);

          (g) any profit sharing, stock options, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (h)  any collective bargaining agreement;

          (i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits in excess of two (2) weeks' pay;

          (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, or results of operations of either the Company or its Subsidiary; or

          (l)  any  other  agreement  (or  group  of  related   agreements)  the
               performance of which involves consideration in excess of $5,000.

          The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.16 of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in
          Section 4.16 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects following the consummation of the transactions contemplated hereby; (iii) the Company has not, and to the knowledge of Sellers, no other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) the Company has not, and to the knowledge of Sellers, no other party has repudiated any provision of the agreement.

     4.17 Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiary are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (or in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary.

     4.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of either the Company or its Subsidiary.

     4.19 Insurance. Section 4.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which either the Company or its Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

          (a)  the name, address, and telephone number of the agent;

          (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (c)  the policy number and the period of coverage; and

          (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

          With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company or its Subsidiary nor, to the Knowledge of the Sellers and the directors and officers (and employees with responsibility for insurance matters), any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) the Company has not, and to the knowledge of Sellers, no party to the policy has repudiated any provision thereof; and all losses incurred but not reported have been disclosed to Buyer. Section 4.19 of the Disclosure Schedule describes any self-insurance arrangements affecting the Company and its Subsidiary.

     4.20 Litigation. Section 4.20 of the Disclosure Schedule sets forth each instance in which the Company and its Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
          (ii) is a party or, to the Knowledge of any of the Sellers and the directors and officers of the Company and its Subsidiary, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     4.21 Product Warranty. Each product manufactured, sold, leased, or delivered by the Company and its Subsidiary has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor its Subsidiary has any Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (or in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary. No product manufactured, sold, leased, or delivered by the Company or its Subsidiary is subject to any guaranty, warranty, or other indemnity, beyond the applicable standard terms and conditions of sale or lease. Section 4.21 of the Disclosure
          Schedule includes copies of the standard terms and conditions of sale or lease for each of the Company and its Subsidiary (containing applicable guaranty, warranty, and indemnity provisions).

     4.22 Product Liability. No person has asserted any claim, or to the knowledge of Sellers, has threatened to assert a claim, which, if successful, would result in a Liability for the Company or its Subsidiary out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or its Subsidiary prior to the Closing Date.

     4.23 Employees. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company and its Subsidiary, no executive, key employee, or group of employees has any announced plans to terminate employment with either the Company or its Subsidiary. Neither the Company nor its Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes within the last three (3) years. Neither the Company nor its Subsidiary has committed any unfair labor practice where the result of such activity would have a material adverse effect on the Company and its Subsidiary, taken as a whole. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Company and its Subsidiary has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiary.

     4.24 Employee Benefits.

          (a) Section 4.24 of the Disclosure Schedule lists each Employee Benefit Plan that the Company and its Subsidiary maintains or to which either the Company or its Subsidiary contributes.

               (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

               (ii) All required  reports or  descriptions  (including Form 5500
                    Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

              (iii) All contributions  (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and its Subsidiary. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

               (iv) Each such Employee Benefit Plan which is an Employee Pension
                    Benefit Plan has received a favorable determination letter from the Internal Revenue Service that it meets Section 401(a) of the Code.

               (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

               (vi) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

          (b) With respect to each Employee Benefit Plan that either the Company, or its Subsidiary, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute, an Employee Benefit Plan which is an Employee Pension Benefit Plan:

               (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefit matters) of the Company and its Subsidiary, threatened.

               (ii) There have been no Prohibited  Transactions  with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employee benefit matters) of the Company and its Subsidiary, threatened. None of the Sellers and the directors and officers (and employees with responsibility for employee benefit matters) of the Company and its Subsidiary has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

          (c) None of the Company, its Subsidiary, and the other members of the Controlled Group of Corporations that includes the Company and its Subsidiary (i) contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan or (ii) maintains or contributes to or has ever maintained or contributed to a qualified pension plan subject to the minimum funding requirements of ERISA and the Code.

          (d) Neither the Company nor its Subsidiary maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

     4.25 Guaranties. Neither the Company nor its Subsidiary is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     4.26 Environmental, Health, and Safety.

          (a) Each of the Company and its Subsidiary, and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Company, its Subsidiary, and their respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

          (b) Neither the Company nor its Subsidiary has any Liability (and none of the Company, its Subsidiary, and their respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either the Company or its Subsidiary giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (c) All properties and equipment used in the business of the Company, its Subsidiary, and their respective predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride,
               trichloroethylene,       1,2-transdichloroethylene,      dioxins,
               dibenzofurans, and Extremely Hazardous Substances.

     4.27 Certain Business Relationships with the Company and Its Subsidiary. None of the Sellers has been involved in any business arrangement or relationship with the Company or its Subsidiary within the past 12
          months,  and  none  of  the  Sellers  owns  any  asset,   tangible  or
          intangible, which is used in the business of the Company or its Subsidiary.

     4.28 Tufco. On or prior to the Closing, all tooling assets and vehicles of Tufco, Inc. shall have been transferred to the Company and the Company shall have valid title, free from any liens or security interests to such assets. Such assets include the tooling as described on Exhibit 4.28, which shall include the physical location of each tool.

     4.29 Expenses. Each of the Buyer, JPE, the Company, and its Subsidiary will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this agreement and the transactions contemplated hereby. The Sellers agree that neither the Company nor its Subsidiary has borne or will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     4.30 Disclosure.  The  representations  and  warranties  contained  in this
          Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

     5.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiary. Buyer agrees that from and after the Closing Date, the Sellers shall have reasonable access to all documents, books, records (including Tax records), agreements and financial data of the Company but only to the extent the same are reasonably required in connection with the period up to and including the Closing Date.

     5.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving either the Company or its Subsidiary, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

     5.3 Transition. Except as otherwise agreed between Buyer and any of the Sellers, until December 31, 1997, each of the Sellers agrees that he will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of either the Company or its Subsidiary from maintaining the same business relationships with the Company or its Subsidiary after the Closing as it maintained with the Company or its Subsidiary prior to the Closing; provided however, in the event the Company or Buyer terminates the employment of Mr. Garner (without the other entity immediately hiring him), Mr. Garner shall be released from the obligations created by this sentence. Each of the Sellers will refer all customer inquiries relating to the businesses of the Company and its Subsidiary to the Buyer from and for a period of one year after the Closing; provided, however, in the event Don Garner ceases to be an employee of either the Company or Buyer, Mr. Garner shall be released from the obligations created by this sentence. Buyer agrees that prior to December 31, 1997 it will not (i) change Mr. Garners' base rate of compensation of $71,656; (ii) change the company provided vehicle he is currently driving, or (iii) require Mr. Garner to relocate. Buyer's failure to comply with any such covenants shall release Mr. Garner from all obligations set forth in this Section 5.3.

     5.4 Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     5.5 Termination of 401(k) Plan. In the event the Brake, Axle and Tandem Company Profit Sharing Plan has not been terminated on or before the Closing, Sellers shall terminate such plan promptly following the Closing and Buyer shall assume no responsibility for such termination or any obligations of such plan. In addition, the Company shall have made any and all payments and deposits due and owing to such plan.

     5.6 Employees. For employees of the Company who become employees of Buyer, Buyer shall recognize service with the Company for purposes of vesting of benefits, but not accrual. All other employees who are terminated by the Company after the Closing Date and who are employed with the Company through their respective termination dates, as determined by the Company, shall receive severance as determined either (i) by written agreement between the Company and such employee or (ii) as generally outlined on Exhibit 5.6.

6.   CONDITIONS TO OBLIGATION TO CLOSE.

     6.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a)  the  representations  and warranties set forth in Section 3.1 and
               Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (c) the Company and its Subsidiary shall have given any notices to third parties and shall have procured all of the third party consents that Buyer reasonably may have requested in connection with the matters referred to in Section 4.3 above, except (i) a waiver from the landlord of the Dallas warehouse for the benefit of Comerica Bank, as agent, with regard to the Company's assets and (ii) a consent from such landlord to any assignment of lease deemed to occur as a result of the Closing;

          (d) no action, suit, or proceeding shall be pending or, to the Knowledge of Sellers, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent any Seller's consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own the Company Shares and to control the Company and its Subsidiary, or (iv) affect adversely the right of either the Company or its Subsidiary to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (e) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(d) is satisfied, with respect to himself, in all respects;

          (f) Buyer shall have entered into an employment and non-compete agreement with John Martin Boyd for a period of five (5) years with an annual non-compete payment in the amount of $70,000 and upon the terms and conditions as set forth in Exhibit 6.1(f);

          (g) George Boyd shall have entered into a five year covenant not-to-compete agreement with Buyer in the form of Exhibit 2.2(b);

          (h) Each Seller shall have delivered to Buyer a General Release in the form of Exhibit 6.1(h);

          (i) Sellers shall have delivered to Buyer a General Release from Al McCaleb;

          (j) The Company shall have entered into severance agreements with each of Butler, Curtis and Petty in the form of Exhibit 6.1(j), which shall replace the severance agreements entered into by such employees in 1996;

          (k) The Company shall have entered into a severance agreement with Monilaws in the form of Exhibit 6.1(k), which shall replace the severance agreement dated October 31, 1996;

          (l) the Buyer shall have received from counsel to the Sellers an opinion in form and substance as set forth in Exhibit 6.1(l) attached hereto, addressed to the Buyer, and dated as of the Closing Date;

          (m) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiary; and

          (n) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

          The Buyer may waive any condition specified in this Section 6.1 if its executes a writing so stating at or prior to the Closing.

     6.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date;

          (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (c) no action, suit, or proceeding shall be pending or, to the knowledge of either Buyer or JPE, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); or (iii) adversely affect the ability of either Buyer or JPE to perform its obligations under the Agreement or transactions contemplated by the Agreement;

          (d) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

          (e) Buyer shall have entered into an employment and non-compete agreement with John Martin Boyd for a period of five (5) years with an annual non-compete payment in the amount of $70,000 and upon the terms and conditions as set forth in Exhibit 6.1(f);

          (f) Simultaneous with the Closing, Buyer shall pay all amounts owing by the Company to Creekwood Capital Corporation and obtain releases from Sellers' guaranties to Creekwood;

          (g) the Sellers shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit 6.2(f) attached hereto, addressed to the Sellers, and dated as of the Closing Date; and

          (h) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

          The Sellers may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

7.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

     7.1 Survival of Representations and Warranties. All of the representations and warranties of the Sellers contained in Section 4.1, Sections 4.3-4.10, Sections 4.12-4.23, Section 4.24 except with respect to the Brake, Axle and Tandem Company Profit Sharing Plan which representations and warranties shall not terminate, Section 4.25, and Sections 4.27-4.28 shall survive the Closing hereunder (except as specifically disclosed on the Disclosure Schedules or Annexes, even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Sellers contained in Section 4.11 above) shall survive the Closing (except as specifically disclosed on the Disclosure Schedules or Annexes, even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

     7.2  Indemnification Provisions for Benefit of the Buyer and JPE.

          (a) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein (other than the covenants in
               Section 2.1 above and the representations and warranties in Sections 3.1 and 4.2 above), and, if there is an applicable survival period pursuant to Section 7.1 above, provided that the Buyer or JPE makes a written claim for indemnification against any of the Sellers pursuant to Section 8.8 below within such survival period, then each of the Sellers agrees to indemnify the Buyer and JPE from and against the entirety of an Adverse Consequences the Buyer or JPE may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or JPE may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Sellers shall not have any obligation to indemnify the Buyer or JPE from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged beach) of any representation or warranty of the Sellers contained in Section 4.1-4.10 and Section 4.12-4.28 above until the Buyer and/or JPE has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $25,000 aggregate threshold (at which point the Sellers will be obligated to indemnify the Buyer or JPE from and against all such Adverse Consequences relating back to the first dollar). Sellers' indemnification of Buyer and JPE shall be recovered by Buyer and JPE solely by amounts due, if any, under Section 2.2(d). Further provided that Buyer's or JPE's right to recovery under this provision shall not be impaired or affected in any way by Sellers' allocation of the Purchase Price.

          (b) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his or its covenants in Section 2.1 above or any of his or its representations and warranties in Sections 3.1 and 4.2 above, and, if there is an applicable survival period pursuant to Section 7.1 above, provided that the Buyer or JPE makes a written claim for indemnification against the Seller pursuant to Section 8.8 below within such survival period, then such Seller agrees to indemnify the Buyer and JPE from and against the entirety of any Adverse Consequences the Buyer or JPE may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach by such Seller only), not to exceed such Seller's share of the Purchase Price.

     7.3 Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 7.1 above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 8.8 below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     7.4  Matters Involving Third Parties.

          (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature or, or caused by the Third Party Claim, subject to the limitations set forth in Sections 7.1 and 7.2, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(b) above,
               (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (d) In the event any of the conditions in Section 7.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any
               Indemnifying   Party   in   connection   therewith),   (ii)   the
               Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7 and subject to the limitations set forth in Sections 7.1 and 7.2.

     7.5 Determination of Adverse Consequences. All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.

     7.6 Other Indemnification Provisions. Indemnification pursuant to the provisions of this Section 7 shall be the exclusive remedy of the Parties for any breach of a representation or warranty of this Agreement. The only legal action which may be asserted by any Party hereto against any other Party hereto with respect to any matter which is the subject of Section 7 of this Agreement shall be a contract action to enforce, or to recover damages consistent with, this Section
          7. Without limiting the generality of the preceding sentences, no action sounding in contribution, tort or strict liability may be maintained by any Party hereto against any other Party hereto with respect to any matter that is the subject of Section 7 of this Agreement. Nothing in this Section shall limit the rights of a Party hereto under this Agreement to seek and obtain injunctive relief.

8.   MISCELLANEOUS.

     8.1  Nature of Certain Obligations.

          (a) The covenants of each of the Sellers in Section 2.1 above concerning the sale of his or its Company Shares to the Buyer and the representations and warranties of each of the Sellers in
               Section 3.1 above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in, and subject to the limitation of,
               Section 7 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

          (b)  The remainder of the representations and warranties  contained in
               Article 4, and covenants set forth in Section 5.5 in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in Section 7 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof, subject to the limitations of Section 7 of this Agreement.

     8.2 Press Releases and Public Announcements. No Seller shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of JPE.

     8.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, including the letter of intent dated March 19, 1997, to the extent they related in any way to the subject matter hereof. No warranty or representation shall be deemed to have been made by Sellers except for the warranties and representations set forth in this Agreement, the exhibits, schedules and certificates delivered pursuant thereto

     8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that any Seller may assign his right to receive payments under Section 2.2(d) above to heirs and assigns and that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Further provided that Buyer's and JPE's obligations created by this Agreement shall be assumed by any successor in interest to the business of Buyer either directly or indirectly by any successor in interest to the business of JPE.

     8.6  Counterparts.   This   Agreement  may  be  executed  in  one  or  more
          counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     8.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.8  Notices.   All  notices,   requests,   demands,   claims,   and  other
          communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Sellers:                 George Boyd
                                             10210 East Lake Highlands Drive
                                             Dallas, Texas  75218

          With a copy to:                    Michael Hainsfurther, Esq.
                                             Munsch, Hardt, Kopf, Harr & Dinan
                                             4000 Fountain Place
                                             1445 Ross Avenue
                                             Dallas, Texas 75202

          If to the Buyer:                   JPE, Inc.
                                             900 Victors Way, Suite 140
                                             Ann Arbor, Michigan 48108
                                             Attention:

          With a copy to:                    Donna L. Bacon
                                             Vice President, General Counsel
                                              and Secretary
                                             JPE, Inc.
                                             900 Victors Way, Suite 140
                                             Ann Arbor, Michigan 48018

          Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

     8.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty, or covenant hereunder, whether intentional or not, shall be deemed to extent to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     8.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arising favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     8.13 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     8.14 Dispute Resolution. Neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three (3) weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, or if the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator through a written statement to that effect, the aggrieved party may then seek relief through arbitration in a neutral location administered by the American Arbitration Association under its commercial arbitration rules, provided that the persons eligible to be selected as arbitrators shall be persons who (i) are on the AAA's commercial panel and (ii) have specialized in either general commercial litigation or general corporate and commercial matters. The arbitrators shall base their award on applicable laws and judicial precedent and include in such award a statement of the reasons upon which the award is based. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

JPE, INC.                                  DAYTON PARTS, INC.


By: /s/ James J. Fahrner                   By: /s/ James J. Fahrner
   ------------------------------             ---------------------------------
Title:  V.P.-C.F.O.                        Title:  V.P.-C.F.O.



The Stockholders of Brake, Axle and Tandem Company


/s/ George Boyd                            /s/ Shirley W. Boyd
---------------------------------          ------------------------------------
George Boyd                                Shirley W. Boyd


/s/ John Martin Boyd                       /s/ Katherine E. Boyd
---------------------------------          ------------------------------------
John Martin Boyd                           Katherine E. Boyd


/s/ Don Garner
---------------------------------
Don Garner


/s/ Nolan Boyd                             /s/ Mary A. Boyd
---------------------------------          ------------------------------------
Nolan Boyd                                 Mary A. Boyd


/s/ Nathan Boyd                            /s/ Terri L. Boyd
---------------------------------          ------------------------------------
Nathan Boyd                                Terri L. Boyd

                            STOCK PURCHASE AGREEMENT
                                      AMONG
                                   JPE, INC.,
                               DAYTON PARTS, INC.
                                       AND
               THE STOCKHOLDERS OF BRAKE, AXLE AND TANDEM COMPANY


Exhibit       Description
-------       -----------

2.2(b)        Covenant Not to Compete for George Boyd
2.2(c)(i)     Agreements with James  Butler,  Fred Curtis,  Graem  Monilaws and
              Don Petty concerning severance arrangements
2.2(c)(ii)    Description of severance arrangements with other employees
2.2(d)(1)     Current product line categories of BATCO
2.2(d)(3)     Example of Contingent Payment calculation
2.2(e)        Letter  agreement among JPE, Dayton Parts and the shareholders of
              BATCO regarding other payments
2.3           December 28, 1996 audited balance sheet of BATCO
4.7           Financial Statements of BATCO and its Subsidiary
4.28          Tufco Tooling
5.6           Outline of severance arrangements for employees  terminated by
              BATCO after the Closing Date
6.1(e)        Certificate  of  Sellers re  satisfaction  of  the  conditions specified  in  Sections 6.1(a)-(d) of Stock Purchase Agreement
6.1(f)        Employment and non-compete agreement with John Martin Boyd
6.1(h)        General Release from each Seller
6.1(i)        General Release from Al McCaleb
6.1(j)        Severance Agreements to be entered into with Butler, Curtis and
              Petty
6.1(k)        Severance Agreement to be entered into with Monilaws
6.1(l)        Opinion of counsel to Sellers
6.2(d)        Certificate  of  Buyer  re  satisfaction   of  the  conditions
              specified in  Sections 6.2(a)-(c) of the Stock Purchase Agreement
6.2(f)        Opinion of counsel to Buyer


Disclosure Schedules:
---------------------

Exceptions to representations and warranties concerning the Company and its Subsidiary